item 99.1

            FONAR ANNOUNCES FISCAL 2006 YEAR-END FINANCIAL RESULTS

MELVILLE, NEW YORK, September 15, 2006 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning(TM), today announced financial results for the fourth quarter and full year of fiscal 2006, which ended June 30, 2006.

Commenting on the results for fiscal year 2006, Raymond Damadian, M.D., president and chairman of FONAR, said, "It was a challenging year for our Company as FONAR continued its introduction of its new MRI products to the marketplace. The primary challenge was in producing MRI equipment sales following the achievement of record revenues in 2005 of $104.9 million. It was a challenge in particular because of the diminished reimbursement by Medicare and medical insurance companies for free-standing imaging centers, most recently impacted by Medicare's impending reimbursement reductions under the newly enacted Federal Deficit Reduction Act (DRA).

This in turn has created uncertainty in the market on the part of purchasers of MRI scanners for free-standing centers. However, the reduced reimbursements of Medicare and insurance carriers are directed at free-standing imaging centers and are not expected to affect hospitals. Consequently, the transitioning of FONAR's Marketing and Sales operations from being directed at free-standing centers, which historically has accounted for the great majority of MRI sales throughout FONAR's 28-year history, to hospital sales, has impacted FONAR's 2006 product sales. The transition for FONAR from free-standing imaging center sales to hospital sales, once the cause for its declining MRI sales was fully understood (declining reimbursement), has because of its nature been slow, and therefore contributed to the drop in 2006 product sales. Selling cycles of MRI equipment that cost $2 million, including buildout costs, are typically slow and characteristically range from 6 months to one year. Additionally, hospital sales are slower still because of the large number of hospital administrative requirements that must be met, and the larger core of hospital personnel that participate in the sales, relative to the two or three personnel that participate in a free-standing center sale.

As in any marketplace correction however, FONAR expects the marketplace to compensate for reduced reimbursement in the same way the MRI market has compensated in the past for other marketplace corrections (e.g. the introduction of MRI specific billing codes [DRG's] and self-referral laws [Stark legislation]). Indeed, FONAR expects the marketplace compensation for DRA and other reimbursement restrictions to favor FONAR. The principal compensating market force offsetting declining reimbursement is the unrelenting increase in MRI utilization. MRI's unique power for making detailed high-resolution medical images of critical bodily functions and non-invasive chemical analyses of diseased tissues and their response to treatment represents a technology that is still in the early exponential phase of its vast untapped uses in medicine. As shown in the Imaging Economics Radiology, June 2005, (Table 5), the four (4) year annual growth rate of MRI as of 2004 was 19.3% per annum. As stated in Imaging Economics Radiology, June 2005, "Overall, the utilization of MRI is growing faster than that of any other modality, according to Medicare Part B non-managed care data provided by the ACR." FONAR expects the utilization of its Upright(TM) MRI technology to exceed this growth rate, since its use is mandatory for satisfactory spine care and FONAR's patents on this upright MRI technology preclude the existence of products from other vendors to compete for the rising demand of upright weight-bearing multi-position imaging in medicine.

Most importantly, a change is underway in FONAR's MRI market segmentation that represents a major change for FONAR in the way FONAR addresses the MRI market at large. Traditionally FONAR's MRI product line exclusively addressed the "Open MRI" market segment that FONAR originated by its introduction, in 1980, of the first commercial MRI scanner (the QED80 followed by the Beta 3000) which simultaneously launched both the generic MRI market and the "Open MRI" market segment. These iron-frame permanent magnets had a lower magnetic field than the superconducting "tunnel magnets" subsequently introduced by FONAR's competitors.

FONAR's competitors' scanners reproduced the design of FONAR's original superconducting scanner, Indomitable, that accomplished the first ever human scan in 1977, but these "tunnel scanners" were unduly claustrophobic from the patient's perspective. Hospitals typically seeking the medical benefits of higher field did not address the patients' desire for openness, thereby giving rise to the "Open MRI" market in the free-standing imaging center segment.

Typically FONAR's MRI scanners addressed this free-standing "Open MRI" segment that FONAR's large multi-national competitors did not, but the lower magnetic field strength that was the consequence of such "Open" designs traditionally prevented FONAR, when selling to hospitals, from claiming medical benefits, important in the hospital market, that competitor magnets could not claim. FONAR's principal selling attraction of the "Open MRI", while important to the claustrophobic patient, was of much less interest to the hospital buyer who was insulated from the competitive pressures of patient preference because their in-hospital patients did not have a choice in which MRI to be scanned.

In short, FONAR's "Open MRI" magnets sold significantly in the free-standing imaging center market (350 scanners have been sold since 1978) and did not sell significantly in the hospital market. Indeed, all "Open MRI" manufacturers experienced limited access to the hospital market relative to the higher field "tunnel magnets" because no Open MRI magnets could claim medical benefits that were not outdone by the medical benefits of higher field "tunnel magnets".

This situation is now reversed. FONAR's Upright(TM) Multi-Position(TM) MRI meets an important medical need of in-hospital patients that competitors' scanners do not. There are 916,000 spine surgeries, primarily in hospitals, which are performed throughout the U.S. each year. By comparison 940,000 cardiac surgeries are performed annually in the U.S.

Since the availability on the market of FONAR's Upright(TM) Weight-Bearing Multi-Position(TM) MRI technology, such surgeries can no longer be undertaken without accessing the important added information that weight-bearing and multi-position imaging of the spine provides. The complete picture of the patient's spine pathology provided by multi-position weight-bearing imaging is essential to prevent wrong diagnoses and the wrong surgeries that can result from wrong diagnoses.

Indeed, in a recent sale to the St. Maartenskliniek, the largest orthopedic hospital in the Netherlands, the hospital reported that in deciding to buy, they concluded that, for the reasons stated above, the decision to buy the FONAR Upright(TM) Multi-Position(TM) MRI for their internationally renowned
"Spine       Centre"       was      "mandatory      and      not      optional"
(www.fonar.com/news/06132006a.htm).

Accordingly, FONAR's MRI products, unlike its prior "Open MRI products", now directly address the needs of the hospital market, and redirection of FONAR Sales and Marketing to selling in the hospital market are underway. The time required to make this transition, to inform the hospital market of their need and availability of this product, and the time required to achieve acceptance by the hospital market, slowed product sales in 2006.

Acceptance by the hospital market is now growing and FONAR is presently looking forward to rapid growth in this new market segment.


Fiscal Year 2006 Financial Results
----------------------------------

Revenues for fiscal 2006 were $33.1 million compared to $104.9 million for fiscal 2005. Overall revenues attributable to the medical equipment (MRI) segment were $11.1 million as compared to $73.1 million for the medical equipment segment revenues reported in the comparable period of last year.

Service and repair revenues increased by 48% in fiscal 2006 to a record $8.6 million from $5.8 million in the prior year. This increase is the result of warranty expirations and new service contract agreements with MRI customers. Service and repair revenues are expected to increasing in the coming years as warranties lapse on new unit installations and to address other post-installation requirements for customers.

Revenues attributable to FONAR's physician and diagnostic services management segment (HMCA) in fiscal 2006 were $13.4 million, as compared to $23.6 million in the prior year. This decrease in revenues from HMCA on a year-over-year basis can be substantially attributed to the sale of HMCA's physical therapy and rehabilitation facility management business in July 2005.

FONAR has spent a significant sum of money over the last 2 fiscal years in order to comply with the requirements imposed upon public companies by Sarbanes-Oxley and has made significant improvements this year as evidenced by the lack of any material weaknesses or significant deficiencies in its internal financial controls.

Net loss for fiscal 2006 was $30.0 million, or $0.27 loss per share (basic and diluted), as compared to a net income of $1.0 million, or $0.01 per share (basic and diluted), for the same period of fiscal 2005. The Company's loss for fiscal 2006 was primarily attributable to the decrease in sales of products and the reduction of revenues from the sale of the physical therapy and rehabilitation businesses as well as continued investment in development of the Company's proprietary technology to improve its already industry leading MRI imaging capabilities. These factors were partially offset by ongoing management of operating expenses including a year-over-year decrease in selling, general and administrative expenses by 11%.

The Company's cash and marketable securities position at June 30, 2006 was $9.5 million, a reduction of approximately $400,000 from the end of the third quarter of fiscal 2006. At the end of fiscal 2006 FONAR had a positive working capital position of $14.2 million and backlog of $24.2 million.


                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                       For the Years ended
                                    --------------------------
                                      June 30,       June 30,
                                       2006           2005
                                    -----------   ------------
Revenues                            $33,076,329   $104,898,544

Net Income (Loss)                  $(29,963,357)  $  1,014,409

Basic & Diluted
Earnings (Loss)
per Share                              $(0.27)           $0.01


Be sure to visit FONAR's Web site for Company product and investor information: www.fonar.com
                                      ###
This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company filings with the Securities and Exchange Commission.


Contacts:
Daniel Culver
FONAR Corporation
Tel: 631-694-2929
Fax: 631-390-1709
http://www.fonar.com
invest@fonar.com

Jordan M. Darrow
Darrow Associates, Inc.
Tel. 631-367-1866
Fax. 631-614-3612
jdarrow@darrowir.com